Exhibit 99.1

Petros Pharmaceuticals Reports Third Quarter 2022 Financial Results and Corporate Update

New York – November 15, 2022 – Petros Pharmaceuticals, Inc. (“Petros” or “the Company”) (Nasdaq: PTPI), a leading provider of therapeutics for men’s health, today announced financial results for the third quarter ended September 30, 2022.

Recent Highlights:

•	Company reported results of an Indian study published in the International Journal of Urology, in which patients reported improvement in erectile function compared to sildenafil and baseline after 12 weeks of therapy, onset of action within 15 minutes and a significant percentage of patients reaching normal erectile function according to their IIEF-EF score
•	FDA approval of an expansion of the STENDRA label that now includes positive clinical trial data on STENDRA® (avanafil) use by men with ED who have undergone radical prostatectomy.

Fady Boctor, Petros’s President and Chief Commercial Officer stated, “We believe that there is tremendous opportunity in the market to create a men’s health-oriented company that addresses many of the unique medical needs of men. Our commercialization of STENDRA and our pipeline in other men’s health categories are representative of that dedication. However, the larger challenge is not addressing the need itself, but providing the type of access that allow men to obtain the care they need and want in a manner that fits their approach to accessing care. We have long heard that men do not adequately care for themselves because they do not wish to visit doctors. While the online pharmacy model has provided some solutions, we believe studies have demonstrated it is potentially the doctor’s visit that has been a primary issue.

“As a result, we have, since entering the public markets, dedicated ourselves to expanding access. During the last quarter we achieved expanding access to STENDRA for men who have undergone radical prostatectomy. For us, the next big opportunity is the expansion of access to STENDRA as an over-the-counter product. As a result, while we will continue with marketing activities and sales efforts around the product, our strategy will be primarily focused on the achievement of this goal.

“The model of a development-stage company is a familiar one to most investors, and we are in the unique position of having sales which will support our newly concentrated efforts toward revolutionizing access in the men’s health category. Our third quarter sales of STENDRA were negatively impacted by excessive returns, driven by removing expired product from our distributers. By early next year we expect to have completely replaced our older STENDRA inventory with recently manufactured product, which has a longer shelf life thus reducing the impact of returns in the future.

“While STENDRA sales continue to be an important part of our overall strategy, our primary objective will be achieving OTC access for this drug, significantly expanding the market and providing access to the general population of men suffering from erectile dysfunction. We currently believe that this could be achieved with laser focus and resource efficiency. While we focus on this ultimate objective, we are rationalizing costs to optimize the efficiency of our operations and will manage cash prudently to achieve that goal,” concluded Mr. Boctor.

Q3 2022 Financial Results

Net sales for the third quarter ended September 30, 2022, were negative $1.4 million, comprised of negative $2.1 million of net sales from Prescription Medicines and $0.7 million of net sales from Medical Devices. This compares to net sales for the quarter ended September 30, 2021, which were $2.1 million. Net sales for the third quarter of 2021 were comprised of $1.4 million of net sales from Prescription Medicines and $0.7 million of net sales from Medical Devices. Prescription Medicines consists primarily of STENDRA®, which is indicated for male erectile dysfunction and Medical Devices, which includes vacuum erection devices (“VEDs”) and associated accessories and products. Prescription Medicines segment sales for the third quarter of negative $2.1 million were the result of excessive returns as a large batch of product had expired. We expect lower returns over the next two quarters, then a significant drop off as the product will be completely refreshed. The shelf-life of the new STENDRA® product has increased to four years, up from three years in its prior batch, which is expected to reduce the Company’s return rate in future periods.

Total gross profit for the third quarter of 2022 was negative $1.7 million versus $1.8 million for the year-ago quarter. Gross profit for the third quarter of 2022 was comprised of negative $2.2 million from Prescription Medicines and $0.4 million from Medical Devices. Gross profit for the third quarter of 2021 was $1.3 million from Prescription Medicines and $0.5 million from Medical Devices.

Selling, general and administrative (SG&A) expenses for the third quarter of 2022 were $2.2 million, down from $3.4 million for the year-ago period and $3.2 million for the second quarter of 2022. The decline in SG&A resulted from the Company’s cost-cutting efforts in order to optimize the efficiency of the organization.

Research and development expenses for the third quarter of 2022 were $0.7 million versus approximately $0.3 million for the prior-year period.

Net loss for the third quarter of 2022 was $13.8 million versus a loss of $1.7 million for the year-ago period.

Cash totaled $11.2 million as of September 30, 2022, compared to $13.3 million in the prior quarter.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. Our management believes that the presentation of Adjusted EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of our business as Adjusted EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization and to evaluate the Company’s ability to service debt. In addition, Adjusted EBITDA is a financial measurement that our management and Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP measures are included below.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2022, and 2021:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Loss	$(13,830,196)	$(1,696,898)	$(15,816,213)	$(800,734)
Interest expense, senior debt	—	67,936	—	356,873
Interest expense, promissory note	147,677	—	451,075	—
Income tax expense	10,501	2,345	10,501	9,045
Depreciation and amortization expense	1,560,870	1,728,829	4,682,610	5,186,486
EBITDA	(12,111,148)	102,212	(10,672,027)	4,751,670
Stock based compensation	308,136	53,167	966,231	1,178,678
Gain on settlement with Vivus	—	—	(3,389,941)	—
Intangible asset impairment	7,460,000	—	7,460,000	—
Change in fair value of derivative liability	—	(1,970,000)	(460,000)	(9,640,000)
Adjusted EBITDA	$(4,343,012)	$(1,814,621)	$(6,095,737)	$(3,709,652)

About STENDRA® (avanafil)

STENDRA® (avanafil), originally launched by Auxilium Pharmaceuticals prior to that company's sale to Endo Pharmaceuticals, is an oral phosphodiesterase 5 (PDE5) inhibitor for the treatment of erectile dysfunction. STENDRA® is not for use in women or children. It is not known if STENDRA® is safe and effective in women or children under 18 years of age. 100-mg and 200-mg tablets can be taken as early as ~15 minutes before sexual activity. STENDRA® works only with sexual stimulation and should not be taken more than once a day. STENDRA® can be taken with or without food; do not drink too much alcohol when taking STENDRA® (for example, more than 3 glasses of wine or 3 shots of whiskey) as it can increase chances of side effects. Of people enrolled in clinical trials, 1.4%, 2.0%, and 2.0%, stopped taking STENDRA® (50 mg, 100 mg, or 200 mg, respectively) due to side effects compared to 1.7% on placebo. STENDRA® was designed and developed expressly for erectile dysfunction. Currently, STENDRA® is covered for ~75% of commercially insured lives, with a co-pay as low as $0. For more information visit: https://STENDRA.com/.

STENDRA® Important Risk Information

STENDRA® can cause your blood pressure to drop suddenly to an unsafe level if it is taken with certain other medicines. A sudden drop in blood pressure can cause you to feel dizzy, faint, or have a heart attack or stroke.

Do not take STENDRA® if you:

•	take medicines called nitrates, which are used to treat chest pain (angina)
•	use street drugs called "poppers," such as amyl nitrate and butyl nitrate
•	take medicines called guanylate cyclase stimulators, which include Adempas® (riociguat), a medicine that treats pulmonary arterial hypertension and chronic thromboembolic pulmonary hypertension
•	are allergic to avanafil or any of the ingredients in STENDRA®

Stop sexual activity and get medical help right away if you have symptoms such as chest pain, dizziness, or nausea during sex. Sexual activity can put an extra strain on your heart, especially if your heart is already weak from a heart attack or heart disease. Discuss your health with your healthcare provider to ensure you are healthy enough for sex.

STENDRA® can cause serious side effects.

Uncommonly reported side effects include:

•	An erection that will not go away (priapism). If you have an erection that lasts more than 4 hours, get medical help right away.
•	Sudden vision loss in one or both eyes. Sudden vision loss in one or both eyes can be a sign of a serious eye problem called non-arteritic anterior ischemic optic neuropathy (NAION). It is uncertain whether PDE5 inhibitors directly cause vision loss. Stop taking STENDRA® and call your healthcare provider right away if you have sudden vision loss in one or both eyes.
•	Sudden hearing decrease or hearing loss. Some people may also have ringing in their ears (tinnitus) or dizziness.

Before you take STENDRA®, tell your healthcare provider if you:

•	have or have had heart problems such as a heart attack, irregular heartbeat, angina, or heart failure; have had heart surgery within the last 6 months; have had a stroke; have low blood pressure, or high blood pressure that is not controlled; have a deformed penis shape
•	have had an erection that lasted for more than 4 hours; have problems with your blood cells, such as sickle cell anemia, multiple myeloma, or leukemia; have retinitis pigmentosa, a rare genetic (runs in families) eye disease; have ever had severe vision loss, including an eye problem called non-arteritic anterior ischemic optic neuropathy (NAION); have bleeding problems; have or have had stomach ulcers; have liver problems; have kidney problems or are having kidney dialysis; or have any other medical conditions

Tell your healthcare provider about all of the medicines you take, including prescription and nonprescription medicines, vitamins, and herbal supplements. STENDRA® may affect the way other medicines work, and other medicines may affect the way STENDRA® works, which may cause side effects. Especially tell your healthcare provider if you take any of the following:

•	medicines called nitrates
•	medicines called guanylate cyclase stimulators, such as riociguat
•	medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®), or atazanavir (Reyataz®)
•	some types of oral antifungal medicines, such as ketoconazole (Nizoral®) and itraconazole (Sporanox®)
•	some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin
•	medicines called alpha-blockers. These include terazosin (Hytrin®), tamsulosin HCl (Flomax®), doxazosin (Cardura®), prazosin HCl (Minipress®), alfuzosin HCl (UroXatral®), dutasteride and tamsulosin HCl (Jalyn®), or silodosin (Rapaflo®). Alpha-blockers are sometimes prescribed for prostate problems or high blood pressure. In some patients, the use of STENDRA® with alpha-blockers can lead to a drop in blood pressure or fainting
•	other medicines that treat high blood pressure
•	other medicines or treatments for ED

Do not drink too much alcohol (for example, more than 3 glasses of wine or 3 shots of whiskey) when taking STENDRA®, as this can lead to increased chances of headache, dizziness, increased heart rate, or lowered blood pressure.

STENDRA® does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA® are headache, flushing, stuffy or runny nose, sore throat, and back pain.

Tell your healthcare provider if you have any side effect that bothers you or does not go away. These are not all of the possible side effects of STENDRA®. For more information, ask your healthcare provider or pharmacist. Call your healthcare provider for medical advice about side effects.

Please see full Prescribing Information and Patient Information.

About Petros Pharmaceuticals

Petros Pharmaceuticals is committed to the goal of becoming a world-leading specialized men's health company by identifying, developing, acquiring, and commercializing innovative therapeutics for men's health issues, including, but not limited to, erectile dysfunction, endothelial dysfunction, psychosexual and psychosocial ailments, Peyronie's disease, hormone health, and substance use disorders.

# # #

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon Petros Pharmaceuticals, Inc.’s (“Petros,” “we,” “our,” “us” or the “Company”) management’s assumptions, expectations, projections, intentions and beliefs about future events. In some cases, predictive, future-tense or forward-looking words such as “intend,” “develop,” “goal,” “plan,” “predict”, “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” “forecast,” “should,” “target,” “strategy” and similar expressions, whether in the negative or affirmative, that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such forward-looking statements are only predictions, and actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of risks and uncertainties, including, without limitation, Petros’ ability to execute on its business strategy, including its plans to develop and commercialize its product candidates; Petros’ ability to comply with obligations as a public reporting company; Petros’ ability to regain and maintain compliance with the Nasdaq Stock Market’s listing standards; the ability of Petros to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002; the risk that the financial performance of Petros may not be as anticipated by the merger transactions that resulted in the Company’s creation; risks resulting from Petros’ status as an emerging growth company, including that reduced disclosure requirements may make shares of Petros common stock less attractive to investors; risks related to Petros’ ability to continue as a going concern; risks related to Petros’ history of incurring significant losses; risks related to Petros’ dependence on the commercialization of a single product, STENDRA®; risks related to Petros’ ability to obtain regulatory approvals for, or market acceptance of, any of its products or product candidates; and the expected or potential impact of the novel coronavirus (“COVID-19”) pandemic, including the emergence of new variants, such as the Omicron BA.5 variant, and the related responses of governments, consumers, customers, suppliers, employees and the Company, on our business, operations, employees, financial condition and results of operations. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in the Company’s periodic reports and in other filings that the Company has filed, or may file, with the U.S. Securities and Exchange Commission (the “SEC”) under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere. The Company cautions readers that the forward-looking statements included in this press release represent our beliefs, expectations, estimates and assumptions only as of the date of hereof and are not intended to give any assurance as to future results. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, the Company cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. Accordingly, you should not unduly rely on any forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by federal securities laws.

CONTACTS:

Investors:

CORE IR

ir@petrospharma.com

Media:

Jules Abraham

CORE IR

917-885-7378

pr@coreir.com

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$11,181,662	$23,847,572
Accounts receivable, net	3,733,143	2,455,386
Inventories	2,154,031	519,649
Prepaid expenses and other current assets	1,702,784	3,720,088
Total current assets	18,771,620	30,542,695

Fixed assets, net	41,732	49,397
Intangible assets, net	13,158,203	25,293,149
API purchase commitment	5,335,808	11,029,260
Other assets	389,080	475,557
Total assets	$37,696,443	$67,390,058

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of promissory note	$906,092	$—
Accounts payable	2,084,519	4,557,969
Accrued expenses	4,482,477	11,957,384
Accrued inventory purchases	—	14,203,905
Other current liabilities	471,478	260,818
Total current liabilities	7,944,566	30,980,076

Promissory note, net of current portion	8,756,742	—
Derivative liability	—	460,000
Other long-term liabilities	300,153	405,018
Total liabilities	17,001,461	31,845,094

Stockholders’ Equity:
Preferred stock (par value $0.0001 per share, 50,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	—	—
Common stock (par value $0.0001 per share, 150,000,000 shares authorized, 20,708,024 and 20,684,723 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	2,071	2,068
Additional paid-in capital	107,197,944	106,231,716
Accumulated deficit	(86,505,033)	(70,688,820)
Total Stockholders’ Equity	20,694,982	35,544,964

Total Liabilities and Stockholders’ Equity	$37,696,443	$67,390,058

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2022	2021	2022	2021
Net sales	$5,193,953	$8,678,424	$(1,457,732)	$2,145,169
Cost of goods sold	1,408,086	1,355,838	286,525	319,158
Gross profit (loss)	3,785,867	7,322,586	(1,744,257)	1,826,011
Operating expenses:
Selling, general and administrative	9,285,317	11,411,113	2,170,975	3,413,223
Gain on settlement with Vivus	(3,389,941)	—	—	—
Research and development expense	1,562,518	799,803	735,916	280,576
Depreciation and amortization expense	4,682,610	5,186,486	1,560,870	1,728,829
Intangible asset impairment	7,460,000	—	7,460,000	—
Total operating expenses	19,600,504	17,397,402	11,927,761	5,422,628

Loss from operations	(15,814,637)	(10,074,816)	(13,672,018)	(3,596,617)
Change in fair value of derivative liability	460,000	9,640,000	—	1,970,000
Interest expense, senior debt	—	(356,873)	—	(67,936)
Interest expense, promissory note	(451,075)	—	(147,677)	—
Loss before income taxes	(15,805,712)	(791,689)	(13,819,695)	(1,694,553)
Income tax expense	10,501	9,045	10,501	2,345
Net Loss	$(15,816,213)	$(800,734)	$(13,830,196)	$(1,696,898)
Net Loss per common share
Basic and Diluted	$(0.76)	$(0.08)	$(0.67)	$(0.17)
Weighted average common shares outstanding
Basic	20,687,284	9,794,267	20,692,321	9,826,599
Effects of common share equivalents
Diluted	20,687,284	9,794,267	20,692,321	9,826,599

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(15,816,213)	$(800,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,682,611	5,186,486
Intangible asset impairment	7,460,000	—
Bad debt expense (recoveries)	(103,651)	74,953
Inventory and sample inventory reserve	(14,688)	(90,844)
Amortization of deferred financing costs and debt discount	—	12,500
Lease expense	86,477	76,838
Derivative liability	(460,000)	(9,640,000)
Deferred revenue	56,274	70,343
Gain on settlement with Vivus	(3,389,941)	—
Employee stock-based compensation	966,231	990,876
Non-employee stock-based compensation	—	187,802
Changes in operating assets and liabilities:
Accounts receivable	(1,174,106)	3,125,595
Inventories	(1,619,694)	361,282
Prepaid expenses and other current assets	1,478,267	79,865
Accounts payable	(2,473,450)	(297,212)
Accrued expenses	(954,607)	(3,089,672)
Other current liabilities	154,370	357,361
Other long-term liabilities	(104,865)	(163,171)
Net cash used in operating activities	(11,226,985)	(3,557,732)

Cash flows from financing activities:
Payments of promissory note, net of $900,000 prepayment	(1,438,925)	—
Payment of senior debt	—	(4,912,541)
Payment of portion of senior dent end of term fee	—	(534,237)
Net cash used in financing activities	(1,438,925)	(5,446,778)

Net decrease in cash	(12,665,910)	(9,004,510)

Cash, beginning of period	23,847,572	17,139,694
Cash, end of period	$11,181,662	$8,135,184

Supplemental cash flow information:
Cash paid for interest during the period	$451,075	$393,577

Noncash Items:
Noncash decrease in accrued expenses related to Vivus settlement	$(6,520,283)	$—
Noncash decrease in accrued inventory purchases related to Vivus Settlement	(14,203,905)	—
Noncash increase in promissory note related to Vivus settlement	10,201,758	—
Noncash decrease in API purchase commitment	6,232,489	—
Noncash issuance of common stock to non-employee	3	—

The accompanying Notes are an integral part of the Consolidated Financial Statements.